EXHIBIT 10.10

NAMED EXECUTIVE OFFICER BONUS ARRANGEMENTS FOR 2009

Exhibit 10.10

Named Executive Officer Bonus Arrangements for 2009

The Company has established a new cash incentive bonus plan for 2009 (the "2009 Bonus Plan") for the top 15 executive and senior officers of the Company and the Bank.  The 2009 Bonus Plan provides for a potential annual bonus to all executive and senior officers in early 2010.  The annual bonus will be paid if and to the extent the Company's earnings per share for 2009 meet designated target levels, which vary from officer to officer.  The amount of the annual bonuses under the 2009 Bonus Plan, if earned, will be determined by multiplying each officer’s salary by the officer’s payout percentage.  The payout percentages will vary from officer to officer, with some officers earning a bonus at the threshold performance level and others not earning a bonus unless the earnings per share reach a higher target performance level.  In addition, the payout percentages will increase proportionately, if and to the extent the Company attains a performance level above the baseline performance level required for each particular officer to receive a bonus.  Depending on the extent to which actual performance exceeds baseline performance levels, the maximum annual bonus payable to the named executive officers in our 2009 proxy statement will range from 25% to 40% of their 2009 salaries.

As a result of the compensation restrictions applicable to the Company contained in the recently enacted American Recovery and Reinvestment Act of 2009, the bonus arrangements for the Company’s executive officers are currently under evaluation.

Additional information about the 2009 Bonus Plan is incorporated herein by reference from the Company’s definitive proxy statement for its Annual Meeting of Stockholders to be held in April 2009, except for information contained under the headings “Compensation Committee Report,” and “Report of the Audit/Compliance Committee,” a copy of which will be filed not later than 120 days after the close of the fiscal year.